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                                                                   EXHIBIT 10.24


January 8th 2004


Mr. Paul Albright


Dear Paul:

I am pleased to offer you, subject to Informatica Board approval, the position of Executive Vice President and Chief Marketing Officer with Informatica Corporation. In this capacity you will report to Gaurav Dhillon, CEO, and work to help Informatica be successful in powering business insight for global organizations.

The components of your package include:

An annual base salary of $250,000.
Annual bonus of $125,000 based on the terms of the executive bonus program (which pays out against achievement of corporate financial targets). Annual commission of $25,000 based on achievement of global bookings targets (to be set each fiscal year).

Your annualized on target earnings are $400,000.

In addition, you will be granted 425,000 new hire stock options, subject to approval by the Board of Directors. The option price will be the closing market price of the stock on the first day of employment with Informatica. In the event that your first day of employment occurs on a day that the markets are closed, your option price will be the closing market price of the stock on the first trading day following your start date. Vesting begins as of your hire date and continues over a four-year period.

In the event that there is a change in control where Informatica is not the surviving entity and where (i) a substantially similar position is not available or is not offered to you, (ii) there is a material adverse change in your position, causing such position to be of significantly less stature or of significantly less responsibility, (iii) there is a reduction of more than ten percent (10%) of your base compensation, unless in connection with similar decreases of other similarly situated executives of the Company, or (iv) you are asked and refuse to relocate to a facility or location more than fifty (50) miles from the Company's current location, and you cease to be an employee, you will be eligible for a severance package and acceleration of stock option vesting, as detailed below:

         If such change of control and termination of your employment occurs within the first six months of your employment with Informatica, you will receive a lump-sum payment equal to your gross base salary for the period
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     beginning on your termination date and ending on the date that would have marked your first anniversary with Informatica. . In addition, for that same period, all of your outstanding Informatica employee stock options shall, on the date of your termination, have their vesting accelerated. For example, if any triggering event shall occur in month three (3) of your employment with Informatica, you will receive a lump-sum payment equal to nine (9) months' gross salary (less applicable withholdings) and the vesting on your outstanding stock options shall accelerate as to nine (9) months additional vesting.

         If such change of control and termination of your employment occurs after the first six months of your employment, you will receive a lump-sum payment equal to your gross base salary for a period equal to six (6) months as well as accelerated vesting of your outstanding employee stock options for a six (6) month period.

"Change of Control" shall mean the consummation of one of the following:

(i) the acquisition of a majority of the outstanding voting stock of the Company by any third party who is not an affiliate of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

(ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization or

(iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.


You will also be eligible for standard company benefits. These benefits will be available to you on your date of hire and include medical, dental and life as well as eligibility to participate in the Company's 401(k) and Employee Stock Purchase plans. Additionally, as an executive officer and Section 16 officer of Informatica, you will be covered under the company's director and officer liability insurance policy.

Your start date will be January 31 2004, or sooner.

After reading this letter and the enclosed Informatica Proprietary Agreement, please indicate your acceptance of these employment terms by signing both documents. Please

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return this letter and the agreement to our office. The offer and the agreement enclosed herewith are valid through January 9th 2004 after which time this offer shall lapse.

California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause and with or without notice.

This offer is contingent upon your ability to provide identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay in your ability to begin work.

Please contact the Benefits Department on your first day of employment to schedule a benefits orientation. (650-385-5209 or 650-385-5535)

Please confirm your agreed upon hire date by indicating it here: 1/16/04

Please mail the acceptance letter in the enclosed envelope to Informatica, attention: Employment Department, 2100 Seaport Boulevard, Redwood City CA 94063 or you can fax a copy to 650-385-4131.

I look forward to working with you in the future and, on behalf of the Company and its employees, extend a warm welcome to you.

Sincerely,

/s/ Earl Fry for Gaurav Dhillon
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GAURAV DHILLON
CHIEF EXECUTIVE OFFICER

                                         /s/ Paul Albright
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                                         PAUL ALBRIGHT

                                         January 8, 2004
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